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                                                                   EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 7, 1992, except with respect to the retroactive effect of a change in the method of accounting for gas and oil properties, as to which the date is November 6, 1992 appearing on page IV-4 of the Company's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page IV-5 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
Kansas City, Missouri
January 4, 1995